As filed with the Securities and Exchange Commission on December 15, 2023

Registration No. 333-107731

Registration No. 333-113661

Registration No. 333-193478

Registration No. 333-215384

Registration No. 333-235885

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement Registration No. 333-107731

Post-Effective Amendment No. 1 to Form S-3 Registration Statement Registration No. 333-113661

Post-Effective Amendment No. 1 to Form S-3 Registration Statement Registration No. 333-193478

Post-Effective Amendment No. 1 to Form S-3 Registration Statement Registration No. 333-215384

Post-Effective Amendment No. 1 to Form S-3 Registration Statement Registration No. 333-235885

UNDER

THE SECURITIES ACT OF 1933

ARLINGTON ASSET INVESTMENT CORP. (EF Merger Sub Inc., as successor by merger to Arlington Asset Investment Corp.)
(Exact name of registrant as specified in its charter)

Virginia	54-1873198
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

53 Forest Avenue Old Greenwich, Connecticut 06870 (203) 698-1200	Laurence Penn 53 Forest Avenue Old Greenwich, Connecticut 06870 (203) 698-1200
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: Daniel LeBey Zachary Swartz Vinson & Elkins L.L.P. Riverfront Plaza, West Tower 901 E. Byrd Street, Suite 1500 Richmond, Virginia 23219 (804) 327-6300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Arlington Asset Investment Corp., a Virginia corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on the dates specified below and are being filed to deregister any and all securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued under the Registration Statements:

•	Registration No. 333-107731 filed with the SEC on August 7, 2003, as amended by the Pre-Effective Amendment No. 1, filed with the SEC on August 15, 2003, the Post-Effective Amendment No. 1, filed with the SEC on September 22, 2003, the Post-Effective Amendment No. 2, filed with the SEC on September 24, 2003 and the Post-Effective Amendment No. 3, filed with the SEC on September 25, 2003;

•	Registration No. 333-113661 filed with the SEC on March 16, 2004;

•	Registration No. 333-193478 filed with the SEC on January 22, 2014;

•	Registration No. 333-215384 filed with the SEC on December 30, 2016; and

•	Registration No. 333-235885 filed with the SEC on January 10, 2020, as amended by the Pre-Effective Amendment No. 1, filed with the SEC on January 31, 2020.

On May 29, 2023, the Company, Ellington Financial Inc., EF Merger Sub Inc. (“Merger Sub”), and, solely for the purposes set forth therein, Ellington Financial Management LLC, EFC’s external manager, entered into an Agreement and Plan of Merger, pursuant to which, subject to the terms and conditions therein, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation of the merger (the “Merger”).

As a result of the consummation of the Merger, any and all offerings and sales of securities registered pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for sale and issuance but remain unsold at the termination of the offering, Merger Sub, as successor to the Company, hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Greenwich, State of Connecticut, on December 15, 2023.

EF MERGER SUB INC.
(as successor by merger to Arlington Asset Investment Corp.)

By:	/s/ Laurence Penn
Laurence Penn
Chief Executive Officer and President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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